Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE1

Monthly Period	July 1, 2004 through July 31, 2004
Payment Date	August 25, 2004

Aggregate Amount Collected for the Collection Period
Interest	$2,380,802.44			LIBOR	1.4500%
Principal Collections	$36,465,721.13			Auction Rate	1.5200%
Substitution Amounts	$—			A-1 Note Rate	1.7400%
Yield Maintenance Amount	$—			A-2 Note Rate	1.5200%
Additional Draws	$(18,093,339.41)
Application of Collected Amounts
Applied in the following order of priority:
				Factor per 1000
(i) Enhancer Premium			$100,868.56
(ii) A-1 Noteholder’s Interest			$1,029,391.78	1.0293917799
A-2 Noteholder’s Interest			$89,923.88	0.8992387963
(iii) Principal Collections to Funding Account			$—
(iv) Excess Spread (during Revolving)			$—
(v) Excess Spread (during AP)			$1,003,791.25
(vi) Additional Balance Increase from Excess Spread (during MAP)			$—
(vii) A-1 Noteholder’s Principal Distribution			$17,144,384.20	17.1443842
A-2 Noteholder’s Principal Distribution			$1,714,438.42	17.1443842
(viii) Enhancer for Prior Draws			$—
(ix) Liquidation Loss Amount			$334,216.76
(x) Enhancer			$—		Aggregate to Date
(xi) Interest Shortfalls			$—		$—
(xii) Indenture Trustee			$—
(xiii) Certificates			$1,003,791.25
Balances
				Factor
Beginning A-1 Note Balance			$709,925,365.47	0.7099253655
Ending A-1 Note Balance			$692,780,981.27	0.6927809813
	Change		$17,144,384.20	0.0171443842
Beginning A-2 Note Balance			$70,992,536.55	0.7099253655
Ending A-2 Note Balance			$69,278,098.13	0.6927809813
	Change		$1,714,438.42	0.0171443842
Beginning Excluded Amount			$—
Ending Excluded Amount			$—
	Change		$—
Beginning Pool Balance			$794,828,975.29	0.7225644912
Ending Pool Balance			$776,126,979.64	0.7055628489
	Change		$18,701,995.65	0.0170016424
Beginning Principal Balance			$794,828,975.29	0.7225644912
Ending Principal Balance			$776,126,979.64	0.7055628489
	Change		$18,701,995.65	0.0170016424
Beginning Certificate Balance			$—
Additional Balance Increase (Draws minus Payments)			$—
Ending Certificate Balance			$—
Delinquencies	#	$
Two statement cycle dates:	17		$944,263.83
Three statement cycle dates:	4		$143,648.67
Four statement cycle dates:	2		$292,052.67
Five statement cycle dates:	3		$105,464.65
Six statement cycle dates:	2		$166,831.69
Seven + statement cycle dates:	5		$151,068.55
Foreclosures (included in aging above)	14		$827,045.42
REO	—		$—
Liquidation Loss Amount	2		$334,216.76
Wachovia Bank, National Bank as Administrator

Additional Information
Net WAC Rate	3.13%	Current Net Excess Spread	1.467%
Overcollateralization Target	$14,067,900.24	2 Month Average Net Excess	1.594%
Overcollateralization Amount	$14,067,900.24	3 Month Average Net Excess	1.734%
Funding Account Ending Balance	$—
Gross CPR (1 mo. Annualized)	43.383%	Current Liquidation Loss	$334,216.76
Net CPR (1 mo. Annualized)	24.859%	Aggregate Losses	$1,175,424.80
Draw Rate (1 mo. Annualized)	24.143%	Aggregate Loss %age	0.107%
WAM	202.43	Defiency Amounts	$—
AGE	30.30	Net Policy Draws	$—
		Agg. Substitutions	$—
Allocation of Collected Funds
Interest Collections		Principal Collections
Total Collected	$(2,711,981.18)	Total Collected	$(36,465,721.13)
Servicing Fee	$331,178.74	A-1 Principal	$17,144,384.20
Enhancer Premium	$100,868.56	A-2 Principal	$1,714,438.42
Additional Balance Interest	$—	Add’l Balance Increase	$—
A-1 Interest	$1,029,391.78	Net Draws	$18,093,339.41
A-2 Interest	$89,923.88	Funding Account	$—
Excess Interest	$1,160,618.22	Net	$486,440.90
Net	$—	Previous Funding	$—
		Liquidations	$(329,613.93)
		Excess Interest	$(1,160,618.22)
Stepdown Event?	No	Certificateholder	$1,003,791.25
Condition 1	No	Difference	$(0.00)
Condition 2	No
Condition 3	No